EXHIBIT 12.2
                  UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS







                                                                                                            For the Nine Months
                                                                                                             Ended September 30
                                                                                                      ------------------------------
Millions of dollars                                                                                   1996                      1995
------------------------------------------------------------------------------------------------------------------------------------


Net earnings .....................................................................                   $  533                   $  211
Provision for income taxes .......................................................                      332                      151
                                                                                                     -------------------------------
   Earnings subtotal .............................................................                      865                      362

Fixed charges included in earnings:
   Interest expense ..............................................................                      215                      218
   Distributions on preferred securities .........................................                        2                     --
   Interest portion of rentals ...................................................                       31                       37
                                                                                                     -------------------------------
      Subtotal ...................................................................                      248                      255

Earnings available before fixed charges ..........................................                   $1,113                   $  617
                                                                                                     -------------------------------

Fixed charges:
   Fixed charges included in earnings ............................................                      248                      255
   Capitalized interest ..........................................................                        9                       25
   Preferred stock dividends * ...................................................                       29                       43
                                                                                                     -------------------------------
      Total fixed charges ........................................................                   $  286                   $  323

Ratio of earnings to fixed charges ...............................................                      3.9                      1.9



* For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.